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               [LETTERHEAD OF HYPERSTEALTH BIOTECHNOLOGY CORP.]


                                                                   EXHIBIT 10.15


April 22, 1999

Hyperstealth Biotechnology Corp.
Co-founders Consulting Fees, Royalties and Bonus Payments:

Co-founders: Trinity Consulting, GAC/USW Ltd., Tjelta and Associates, Vamp. International Holdings Inc.

Company or Corporation: Hyperstealth Biotechnology Corp.

Consulting Fees:
First year = $4,000.00 (Canadian funds) per month each. This is to allow the company to utilize the incoming funds without being top heavy in Consulting Fees.

Second year = $4,000.00 (U.S. funds) per month each. At this point the company is well established with the first hyperbaric chambers ready for market and the passive negative ion generator being utilized.

Third year = $5,000.00 (U.S. funds) funds per month each. This increase is designed to represent 6% increase in inflation. These fees are to allow the corporation more financial movement in other areas.

Fourth year = to be renegotiated and approved by the Board of Directors.

These fees will continue as long as Hyperstealth Biotechnology Corp contracts the co-founders in any form.


                         Co-founder royalty structure:

                                ROYALTY PAYMENT
                                ---------------


Royalty.  The Licensors will receive a royalty (the "Royalty") of an aggregate
-------
4% of gross revenues, as defined below, received by the Licensee in connection with the marketing, sale, distribution, production, franchise, sub-licensing or operations or any other source of revenue related to the Hyperstealth Technologies, which Royalty will be divided amongst the Licensors as follows:

     (a) A 1% Royalty will be payable to Trinity Consulting;

     (b) A 1% Royalty will be payable to GAC/USW Ltd.;

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     (c)  A 1% Royalty will be payable to Vamp. International Holdings Inc.; and


     (d)  A 1% Royalty will be payable to Tjelta and Associates.


The Licensee will remit Royalty payments to the Licensors within 30 days of each calendar quarter for sales of such quarter, based on the aggregate of all quarters since year commencement, and will be reconciled annually within 120 days of year end. The revenues on which the Royalty is calculated will be gross sales less any sales commissions related to such sales.

Royalty Payments upon Retirement
--------------------------------

In the event that any Shareholder (the "Retiring Shareholder") retires, terminates his employment with the Company or the Parent Company, as the case may be, or otherwise disengages himself from the business of the Company or the Parent Company, as the case may be (collectively, the "Retirement"), then the Royalty (as that term is defined in the License Agreements) payable to such Retiring Shareholder will be calculated as follows:

     (a) if the Retirement occurs within the first two years of the date of execution of the License Agreements, the Retiring Shareholder will receive a 0.5% Royalty for a period of two years from the date of execution;

     (b) if the Retirement occurs after the second year after the date of the License Agreements, the Retiring Shareholder will receive a 0.5% Royalty for a period of two years from the date of Retirement;

     (c) if the Retirement occurs after the third year after the date of the License Agreements, the Retiring Shareholder will receive a 0.5% Royalty for a period of three years from the date of Retirement;

     (d) if the Retirement occurs after the fourth year after the date of the License Agreements, the Retiring Shareholder will receive a 0.5% Royalty for a period of four years from the date of Retirement; and

     (e) if the Retirement occurs after the fifth year after the date of the License Agreements, the Retiring Shareholder will receive a 0.5% Royalty for a period of five years from the date of Retirement.

Co-founder bonus structure:

This bonus structure is set up to provide an incentive for higher sales.

For every $1,000,000.00 U.S. (one million dollars in U.S. funds) in sales, each co-founder will receive $10,000 U.S.

When the corporation achieves the first $50,000,000.00 U.S. (50 million dollars in U.S. funds) in sales, an extra one-time bonus of $50,000 U.S. is to be paid to each co-founder.

When the corporation achieves the first $250,000,000.00 U.S. (250 million dollars in U.S. funds) in sales, an extra one-time bonus of $250,000 U.S. is to be paid to each co-founder.

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When the corporation achieves the first $500,000,000.00 U.S. (500 million dollars in U.S. funds) in sales, an extra one-time bonus of $500,000 U.S. is to be paid to each co-founder.

When the corporation achieves the first $1,000,000,000.00 U.S. (one billion dollars in U.S. funds) in sales, an extra one-time bonus of $1,000,000 U.S. is to be paid to each co-founder.

For every $1,000,000,000.00 U.S. (one billion dollars in U.S. funds) after the first one billion in sales. Each co-founder will receive $1,000,000.00 U.S. bonus

The bonus payments will be made within 30 days of each calendar quarter for sales of such quarter, based on the aggregate of all quarters since year commencement, and will be reconciled annually within 120 days of year end. The revenues on which the bonus is calculated will be gross sales less any sales commissions related to such sales.

The bonus structure is separate from the co-founder Consulting fees and Royalties above. If one co-founder voluntarily leaves the company, Consulting Fess for that co-founder will cease. However, if the co-founder voluntarily leaves he will be entitled to 25% of the bonus he would normally receive if he were still with the company for an equal amount of years he was with the company (e.g. 5 years employment would equal 5 years of 25% bonus payments). The other working co-founder will continue to receive the standard bonus (individual bonus structures will not increase to a higher rate when others leaves the company).

The following parties have agreed to this agreement as of April 22, 1999:

HyperStealth Biotechnology Corp.
Per.

Signed /s/ Gino Gemma                    Signed  /s/ Guy Cramer
      ---------------------------               --------------------------
          (Chairman)                                (President/CFO)

________________________________________________________________________________
Co-founders
per

(Trinity Consulting)                     (GAC/USW Ltd)
Represented by: Guy Cramer               Represented by: Gino Gemma

Signed  /s/Guy Cramer                    Signed  /s/Gino Gemma
      ---------------------------              --------------------------
      (Trinity Consulting)                     (GAC/USW Ltd)

(Vamp. International Holdings Inc.)      Tjelta and Associates
Represented by: Robert Dymont            Represented by: S. O. (Roy) Tjelta


Signed  /s/Robert Dymont                 Signed /s/ S. O. Tjelta
      ---------------------------              -------------------------
      (Vamp. International Holdings Inc.)       (Tjelta and Associates)




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